Exhibit 1

[ Note: Discount Bank Investment Corporation Ltd., referred to in this Exhibit, is the former name of Discount Investment Corporation Ltd. ]

VOTING AGREEMENT

Made and signed in Tel Aviv-Jaffa on 5th day of February 1980

BETWEEN

CLAL INDUSTRIES LTD., of 5 Druyanov Street, Tel Aviv (hereinafter: CLAL) of the one part,

and

BETWEEN

PEC ISRAEL ECONOMIC CORPORATION, through its representative in Israel, Discount Bank Investment Corporation Ltd. (hereinafter: PEC), and

DISCOUNT BANK INVESTMENT CORPORATION LTD. (hereinafter: DISCOUNT)

Jointly of 16 Simtat Beit Hashoeva, Tel Aviv, of the other part.

WHEREAS                                   the parties hereto are the owners of the following shares in AMERICAN-ISRAELI PAPER MILLS LTD. (hereinafter: AIPM), as follows:

DISCOUNT -                        1,020,000 Ordinary shares of IL.1 each;
4,118,000 Option Warrants;
3,338,300 Convertible Debentures.

PEC                          -                                            14,512,687 Ordinary shares of IL. 1 each.

CLAL                 -                                           12,277,523 Ordinary shares of IL.1 each;
3,700,000 Option Warrants;
500,000 Convertible Debentures; and

WHEREAS                                   taking into account the wide spread of AIPM shares among the public, the parties hereto, after the said acquisition, will be considered the principal shareholders of AIPM, and as a result thereof having the most significant influence in the Company, and in consequence thereof each party will have no less than 10% of the shares in the Company, which will enable the parties to present the profits of the Company in the financial statements on an equity basis; and

WHEREAS                                   the parties hereto are interested to advance and develop the AIPM enterprise and jointly to contribute to its profitability, and for that purpose they intend to co-operate on all vital matters of the Company, including joint voting in the Company’s meetings and appointment of directors to the Company’s Board of Directors, as set out in this Agreement; and

WHEREAS                                   in order to achieve the above aim and considering that the parties hold similar percentages in AIPM, the parties hereto have decided, jointly and in equal numbers, to appoint Directors to the Board of Directors of AIPM, as well as to appoint, by mutual consent, the various committees of AIPM Board of Directors;

NOW, THEREFORE, IT HAS BEEN AGREED AND DECLARED BETWEEN THE PARTIES AS FOLLOWS:

1.                                      The preamble to this Agreement constitutes an integral part thereof.

2.                                      The parties hereto will use their voting power in AIPM for appointing Directors to the Board of Directors of the Company in equal numbers by each party. In case there will appear a significant difference in the percentage holdings of the parties in AIPM, the number of directors will be determined by negotiation, in order to give a suitable representation to each party, according to their percentage holding.

3.                                      The parties hereto will use their voting power in AIPM, in order to elect representative on their behalf to the central Board Committees of the Company, including the Balance Sheet Committee, the Budget Committee and the Executive Committee. The composition of the representatives and their distribution among the various Committees will be determined by consent between the parties.

4.                                      The parties hereto will coordinate beforehand between themselves their votes in general meetings of the Company on the subject of approval of dividend distribution.

5.                                      In the event that no agreement has been reached on the mode of voting, as aforesaid, and on the interpretation of this Agreement, either party will be entitled to demand that the matter be brought before an arbitrator agreed upon by both parties, for his decision. In case of no agreement, the arbitrator will be appointed by the Chairman of the Bar Association, and the parties undertake to votes according to his decision.

6.                                      The parties hereto undertake not to sell their shares to any third party, save insignificant sales on the Stock Exchange, unless the shares are first offered to the other party, at a price and upon terms identical to those offered to the third party.

7.                                      This Agreement shall be in force for a period of 10 years and will be extended for an additional 10 years, unless either party shall inform the other party 6 months prior to the end of such period, of his intention to discontinue his obligations under this Agreement.

IN WITNESS WHEROF THE PARTIES HAVE SIGNED

(signed)	(signed)
CLAL INDUSTRIES LTD.	DISCOUNT BANK INVESTMENT
CORPORATION LTD.

(signed)
P E C ISRAEL ECONOMIC
CORPORATION